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                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                  SCHEDULE 13G

                    Under the Securities Exchange Act of 1934
                             (Amendment No.__6___)*

                                 Steelcase, Inc.
 ------------------------------------------------------------------------------
                                (Name of Issuer)

                             Common Stock - Class A
-------------------------------------------------------------------------------
                         (Title of Class of Securities)

                                    858155203
                         ------------------------------
                                 (CUSIP Number)

Check the following box if a fee is being paid with this statement [_]. (A fee is not required only if the filing person: (1) has a previous statement on file reporting beneficial ownership of more than five percent of the class of securities described in Item 1; and (2) has filed no amendment subsequent thereto reporting beneficial ownership of five percent or less of such class.)(See Rule 13d-7).

*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

SEC 1745 (10-88)

-------------------------                                   -------------------
  CUSIP NO.  858155203                                       Page 2 of 5 Pages
-------------------------                                   -------------------

------------------------------------------------------------------------------
      NAMES OF REPORTING PERSONS.
1     I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY).

      ARIEL CAPITAL MANAGEMENT, INC.
      # 36-3219058

------------------------------------------------------------------------------
      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)
 2                                                              (a) [_]
        Not Applicable                                          (b) [_]
------------------------------------------------------------------------------
      SEC USE ONLY
 3

------------------------------------------------------------------------------
      CITIZENSHIP OR PLACE OF ORGANIZATION
 4

      Illinois Corporation

------------------------------------------------------------------------------
                          SOLE VOTING POWER
                     5

     NUMBER OF

                          Ariel - 8,751,060                     Rogers - 0
      SHARES       -----------------------------------------------------------
                          SHARED VOTING POWER
   BENEFICIALLY      6

     OWNED BY             Ariel - 0                             Rogers - 0
                   -----------------------------------------------------------
       EACH               SOLE DISPOSITIVE POWER
                     7

    REPORTING             Ariel - 10,684,260
                                                                Rogers - 0

      PERSON       -----------------------------------------------------------
                          SHARED DISPOSITIVE POWER

       WITH          8
                          Ariel - 0                             Rogers - 0
------------------------------------------------------------------------------
      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
 9

                          Ariel - 10,684,260                    Rogers - 0
------------------------------------------------------------------------------
      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*
10

                                    Not Applicable
------------------------------------------------------------------------------
      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
11

                  Ariel -  10,684,260 / 43,181,532 = 24.743%    Rogers - 0
------------------------------------------------------------------------------
      TYPE OF REPORTING PERSON *(SEE INSTRUCTIONS)
12

                                   Ariel - IA
------------------------------------------------------------------------------

                      *SEE INSTRUCTIONS BEFORE FILING OUT!

* This report is being made on behalf of John W. Rogers, Jr., Chairman and Chief Executive Officer of Ariel Capital Management, Inc., who may be deemed to have beneficial ownership of the securities of the issuer. Mr. Rogers disclaims beneficial ownership of shares held by Ariel Capital Management, Inc.

                                                                 Date:  05/31/03
                                                                        --------
                                                                     Page 3 of 5

Item 1(a)      Name of Issuer

               Steelcase, Inc.
               -------------------------

Item 1(b)      Address of Issuer's Principal Executive Offices

               901 44th Street; Grand Rapids, MI 49508
               ----------------------------------------------

Item 2(a)      Name of Person Filing

               Ariel Capital Management, Inc.
               ------------------------------

Item 2(b)      Address of Principal Business Office:

               200 E. Randolph Drive, Suite 2900, Chicago, IL 60601
               -------------------------------------------------------

Item 2(c)      Citizenship:

               an Illinois corporation
               ---------------------------

Item 2(d)      Title of Class of Securities:

               Common Stock - Class A
               -------------------------

Item 2(e)      CUSIP Number

               858155203
               -------------

Item 3. This statement is filed pursuant to 13d-1(b) or 13d-2(b) and the person filing is an investment adviser registered under section 203 of the Investment Advisers Act of 1940.

Item 4.        Ownership.

               (a) Amount beneficially owned:

                   (See Page 2, No. 9)
                   -------------------

                                                                Date:   05/31/03
                                                                        --------
                                                                     Page 4 of 5

               (b) Percent of class:

                   (See Page 2, No. 11)
                   --------------------

               (c) Number of shares as to which the person has:
                   (i)   Sole power to vote or to direct the vote
                         (See Page 2, No. 5)
                         -------------------

                   (ii) Shared power to vote or to direct the vote (See Page 2, No. 6)
                         -------------------

                   (ii)  Sole power to dispose or to direct the
                         disposition of (See Page 2, No. 7)
                                        -------------------

                   (iii) Shared power to dispose or to direct the
                         disposition of (See Page 2, No. 8)
                                        -------------------

Item 5.        Ownership of Five Percent or Less of a Class.

                    If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following: [_]

Item 6.        Ownership of More than Five Percent on Behalf of Another Person.

                    All securities reported upon this Schedule are owned by
               investment advisory clients of Ariel Capital Management, Inc., no one of which to the knowledge of Ariel Capital Management, Inc. owns more than 5% of the class.

Item 7. Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on by the Parent Holding Company.

               Not Applicable
               --------------

Item 8.        Identification and Classification of Members of the Group.

               Not Applicable
               ---------------

 Item 9.       Notice of Dissolution of a Group

               Not Applicable
               --------------

                                                                Date:   05/31/03
                                                                        --------
                                                                     Page 5 of 5

Item 10.       Certification

                    By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were acquired and are held in the ordinary course of business and were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.

                                    SIGNATURE

     The undersigned hereby agree that this statement is being filed on behalf of each of them and hereby certify, after reasonable inquiry and to the best of their knowledge and belief, that the information set forth in this statement is true, complete and correct.

                                          ARIEL CAPITAL MANAGEMENT, INC.

                                          By:    /s/  John W. Rogers, Jr.
                                              ----------------------------------
                                                      John W. Rogers, Jr.

                                                      Chief Investment Officer,
                                                      Chief Executive Officer,
                                                      and Chairman